Exhibit 99.1

News Release

Contact: David Amy, EVP & CFO, Sinclair

Lucy Rutishauser, VP & Treasurer, Sinclair

(410) 568-1500

SINCLAIR BROADCAST GROUP CLOSES TV STATION ACQUISITIONS

BALTIMORE (December 3, 2012) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” announced that it has closed on the previously announced acquisitions of certain television stations and, in a new announcement, purchased WHAM-TV (ABC) in Rochester, NY from Newport Television LLC (“Newport”).

The stations acquired in the transactions that have closed, effective December 1, 2012, are:

WTTA (MNT) Tampa, Florida previously operated by Sinclair pursuant to a local marketing agreement.

KBTV (FOX) Beaumont/Port Arthur, Texas market previously owned by Nexstar Broadcasting.

The following stations from Newport:

WKRC (CBS) Cincinnati, Ohio

WOAI (NBC) San Antonio, Texas

WHP (CBS) Harrisburg/Lancaster/Lebanon/York, Pennsylvania

WPMI (NBC) and WJTC (IND) Mobile, Alabama

KSAS (FOX) Wichita/Hutchinson, Kansas

WHAM (ABC) Rochester, New York

Sinclair also acquired Newport’s rights under the local marketing agreements with WLYH (CW) in Harrisburg, PA and KMTW (MNT) in Wichita, KS, as well as options to acquire the license assets.

The Company also closed on agreements with Deerfield Media, Inc. (“Deerfield”), selling Deerfield the license assets of Sinclair’s station in San Antonio (KMYS CW), and Sinclair’s station in Cincinnati (WSTR MY), as well as the license assets of WPMI and WJTC in the Mobile/Pensacola market and KBTV in Beaumont.  Sinclair will provide sales and other non-programming services to each of these five stations pursuant to shared services and joint sales agreements.

In a new announcement, Sinclair purchased the non-license assets of Newport’s station, WHAM-TV (ABC) in Rochester, New York for $54.0 million plus the option for the license assets.  Sinclair will provide sales and other non-programming services pursuant to a shared service and joint sales agreement.

The acquisitions add two new markets and additional stations in four markets where Sinclair already has a presence.  The net amount paid at closing, net of any previously paid deposits and sale proceeds, was $459.7 million, which was funded by the issuance of $500 million of 6.125% senior notes due 2022 earlier this quarter.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified, independent television broadcasting companies, owns and operates, programs or provides sales services to 84 television stations in 46 markets.  Sinclair’s television group reaches approximately 27% of U.S. television households and is affiliated with all major networks.  Sinclair’s television portfolio includes 22 FOX, 20 MNT, 15 CW, 11 ABC, 11 CBS, 3 NBC, 1 independent and 1 Azteca station.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to our ability to maximize our operating synergies in connection with the acquisitions, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

###